Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

October 4, 2017

EQT Corporation

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

Re: Current Report on Form 8-K of EQT Corporation filed on October 4, 2017

Ladies and Gentlemen:

We have acted as special counsel to EQT Corporation, a Pennsylvania corporation (the “Company”), in connection with the issuance and sale by the Company of $500,000,000 aggregate principal amount of Floating Rate Notes due 2020 (the “2020 FRNs”), $500,000,000 aggregate principal amount of 2.500% Senior Notes due 2020 (the “2020 Notes”), $750,000,000 aggregate principal amount of 3.000% Senior Notes due 2022 (the “2022 Notes”) and $1,250,000,000 aggregate principal amount of 3.900% Notes due 2027 (the “2027 Notes,” and, together with the 2020 FRNs, the 2020 Notes and the 2022 Notes, the “Notes”). The Notes were sold pursuant to an Underwriting Agreement, dated September 27, 2017 (the “Underwriting Agreement”), by and among the Company, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as Representatives of the several Underwriters named in Schedule 1 thereto. The Notes were issued pursuant to the Prospectus Supplement, dated September 27, 2017 (the “Prospectus Supplement”) and filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 29, 2017, and the Prospectus, dated October 14, 2016, that forms a part of the Company’s registration statement on Form S-3 (File No. 333-214092), filed with the SEC on October 14, 2016 (the “Registration Statement”) and which automatically became effective under the Securities Act of 1933, as amended (including the rules and regulations thereunder, the “Act”), upon filing pursuant to Rule 462(e) promulgated thereunder. The Notes were issued under that certain Indenture dated as of March 18, 2008 (the “Base Indenture”), as supplemented by the Second Supplemental Indenture dated as of June 30, 2008 (the “Second Supplemental Indenture”) and, in the case of the 2020 FRNs, the Fifth Supplemental Indenture dated as of the date hereof (the “Fifth Supplemental Indenture”), in the case of the 2020 Notes, the Sixth Supplemental Indenture dated as of the date hereof (the “Sixth Supplemental Indenture”), in the case of the 2022 Notes, the Seventh Supplemental Indenture dated as of the date hereof (the “Seventh Supplemental Indenture”), and in the case of the 2027 Notes, the Eighth Supplemental Indenture dated as of the date hereof (the “Eighth Supplemental Indenture,” and together with the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Seventh Supplemental Indenture, the “Supplemental Indentures”; the Base Indenture as supplemented by the Second Supplemental Indenture and the Supplemental Indentures, the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”). The Supplemental Indentures and forms of the Notes are filed as exhibits to the Company’s Current Report on Form 8-K dated the date hereof.

In rendering this opinion, we have examined and relied on such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate. In rendering this opinion, we have, with your consent, relied upon oral and written representations of officers of the Company and certificates of officers of the Company and public officials with respect to the accuracy of the factual matters addressed in such representations and certificates. In addition, in rendering this opinion we have, with your consent, assumed (a) the authenticity of original documents and the genuineness of all signatures, (b) the conformity to the originals of all documents submitted to us as copies, (c) each natural person signing any document reviewed by us had the legal capacity to do so, (d) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity, (e) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, (f) all Notes will be issued and sold in compliance with applicable federal and state securities laws, including applicable provisions of “blue sky” laws, and in the manner stated in the Registration Statement and the Prospectus Supplement and (g) the organizational documents of the Company, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinion rendered herein. We have also, with your consent, assumed that the execution, delivery and performance of the Indenture, the Notes and the Underwriting

Agreement (collectively, the “Transaction Documents”) will not (i) violate, conflict with or result in a breach of, or require any consent under, the charters, bylaws or equivalent organizational documents of any party to such documents or the laws of the jurisdictions of organization or other applicable laws with respect to such parties, (ii) violate any requirement or restriction imposed by any order, writ, judgment, injunction, decree, determination or award of any court or governmental body having jurisdiction over any party to such documents or any of their respective assets or (iii) constitute a breach or violation of any agreement or instrument that is binding on any party to the Transaction Documents. We have also, with your consent, assumed that each party to the Transaction Documents (in the case of parties that are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such party has the legal capacity, power and authority (corporate or otherwise) to enter into, deliver and perform its obligations thereunder and that each of the Transaction Documents (other than, with respect to the Company, the Notes) constitutes the valid and binding obligation of all such parties, enforceable against them in accordance with its terms As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Notes, when authenticated by the Trustee in the manner provided in the Indenture and issued and delivered against payment of the purchase price therefor, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law), (c) an implied covenant of good faith and fair dealing, (d) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars, (e) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States and (f) generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification or contribution of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (v) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums or penalties upon acceleration or (vi) limit the waiver of rights under usury laws. We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes or the Indenture. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

This letter is given on the basis of the law and the facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof.

We are members of the bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York as in effect on the date hereof (the “Relevant Laws”). Without limiting the generality of the foregoing definition of Relevant Laws, the term “Relevant Laws” does not include any law, rule or regulation that is applicable to the Company or the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Insofar as the opinion expressed herein relates to or is dependent upon matters governed by the laws of the State of Pennsylvania, we have relied upon the opinion letter, dated the date hereof, of Reed Smith LLP, which opinion letter is being filed as Exhibit 5.2 to the Company’s Current Report on Form 8-K.

We hereby consent to the filing of copies of this opinion as an exhibit to the Company’s Current Report on Form 8-K, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/Wachtell, Lipton, Rosen & Katz